EXHIBIT J


                               CUSTODIAL AGREEMENT


                 THIS CUSTODIAL AGREEMENT (this "Agreement") dated as of October 9, 2006 is entered into by and among TENNENBAUM OPPORTUNITIES FUND V, LLC (the "Owner") and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (in such capacity, the "Custodian").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Owner has acquired assets and may from time to time acquire additional assets (collectively, the "Assets"); and

                  WHEREAS, the Owner desires to deposit the Assets with the Custodian to hold on the Owner's behalf and to direct the Custodian with respect to the transfer and release thereof;

                  NOW, THEREFORE, the parties hereto agree as follows:

         1. The Owner hereby appoints the Custodian as custodian of the Assets pursuant to the terms of this Agreement and the Custodian accepts such appointment. The Custodian hereby agrees to accept the Assets deposited with the Custodian by the Owner from time to time, and agrees to hold, release and transfer the same in accordance with the provisions of this Agreement. The Assets delivered to the Custodian pursuant to this Agreement will promptly be credited to a separate custodial account entitled "TOF V Operating Account (the "Operating Account") and held on behalf of the Owner. The Custodian shall also establish accounts on behalf of the Owner entitled (i) "TOF V Revolver Account" (the "Revolver Account") and (ii) "TOF V Equity Account" (the "Equity Account" and, together with the Operating Account and the Revolver Account, the "Accounts").

         The Custodian shall use due care in the custody of the Assets and shall segregate and maintain continuous custody of the Assets in the Accounts in accordance with such standards as are customary for such custody in the registered investment company industry and in the Custodian's care of similar assets for registered investment companies. The Custodian shall not be responsible for any assets of the Owner held or received by the Owner or others and not delivered to and accepted by the Custodian as hereinafter provided. 2. Any amounts or proceeds received by the Custodian in connection with the Assets shall be deposited in the Operating Account in accordance with its usual procedures governing amounts received in respect of securities held by it. At the direction of the Owner, Assets or amounts on deposit in the Operating Account shall be withdrawn by the Custodian and deposited into the Revolver Account. Amounts received in respect of capital calls shall be deposited into the TOF V Equity Account as directed by the Owner.

         Amounts shall be withdrawn from the Accounts at the direction of the Owner (which may be in the form of standing directions) and remitted in accordance with wiring instructions provided by the Owner to pay for assets purchased against delivery of such assets, to pay for

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proper expenses of the Owner or to be deposited into one of the other Accounts.
If requested by the Owner, the Custodian shall invest funds on deposit in the Accounts in accordance with investment directions provided by the Owner to the Custodian in writing. The Custodian shall not be liable for losses on any investments made by it pursuant to and in compliance with such instructions.

         3. The Owner shall instruct the Custodian in writing with regard to
(a) the exercise of any rights or remedies with respect to the Assets, including, without limitation, waivers and voting rights, and (b) taking any other action in connection with the Assets, including, without limitation, any purchase, sale, conversion, redemption, exchange, retention or other transaction relating to the Assets. In the absence of any instructions provided to the Custodian by the Owner, the Custodian shall have no obligation to take any action with respect to the Assets.

         4. Upon receipt of a written request for release from the Owner, the Custodian shall deliver the Assets held by it and identified in the request for release to another qualified custodian appointed by the Owner. The Custodian shall have no further obligations with respect to the Assets released at the direction of the Owner.

         5. Upon receipt of advance written instructions from the Owner, the Custodian shall, using funds on deposit in the applicable Account, purchase on behalf of the Owner any securities or other assets identified to the Custodian by the Owner (along with any other information necessary to effect to such purchase) against delivery of such asset by the seller thereof to the Account. Any Asset purchased as described above shall be promptly deposited into the applicable Account. All such instructions from the Owner shall be given by no less than two authorized persons of the Owner (each, an "Authorized Person"), which Authorized Persons shall be identified to the Custodian in writing in a letter dated the date hereof.

         The Custodian shall not be required to comply with any instructions to settle the purchase of any securities or other assets for the Accounts, unless there are sufficient immediately available funds in the related Account. The Owner assumes all responsibility and liability for all risks involved in connection with the Custodian's making a purchase on behalf of the Owner, including any risk of non-delivery.

         6. Subject to the requirements of Section 5, settlement and payment for Assets received for the Accounts and delivery of Assets out of the Accounts may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs. The Custodian shall not be liable for any loss which results from effecting transactions in accordance with the customary or established securities trading or securities processing practices and procedures in the applicable jurisdiction or market.

         7. The Custodian shall keep accurate and detailed accounts of all investments, receipts, disbursements, purchases and other transactions for the Accounts. Upon the request of the Owner, the Custodian will make available to the Owner, at such other times as agreed upon between the Owner and the Custodian, any information in respect of the Assets in the Accounts maintained by the Custodian.

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         8. The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely administerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Custodian shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby, except for actions arising from the negligence or willful misconduct of the Custodian. Notwithstanding anything in this Agreement to the contrary, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

         9. The Custodian will perform the duties and provide the services called for hereunder for the compensation set forth in a separate fee letter in connection herewith.

            The Owner agrees to indemnify, defend and hold the Custodian, its officers, directors, employees and agents (collectively, "Indemnified Persons") harmless from and against any and all losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities that may be incurred by any Indemnified Person arising directly or indirectly out of or in connection with this Agreement, including the reasonable legal costs and expenses as such expenses are incurred (including, without limitation, the expenses of any experts, counsel or agents) of investigating, preparing for or defending itself against any action, claim or liability in connection with its performance hereunder or thereunder. The Owner also hereby agrees to hold the Custodian harmless from any liability or loss resulting from any taxes or other governmental charges, and any expense related thereto, which may be imposed, or assessed with respect to any Assets in the Accounts and also agrees to hold the Custodian and its respective nominees harmless from any liability as record holder of Assets in the Accounts. The Owner may remit payment for expenses and indemnities owed to the Custodian hereunder or, in the absence thereof, the Custodian may from time to time deduct payment of such amounts from the Accounts. In no event, however, shall the Owner be obligated to indemnify any Indemnified Person and hold any Indemnified Person harmless from any losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities incurred by any Indemnified Person as a result of its own bad faith, willful misfeasance or gross negligence or reckless disregard of the Custodian's duties. The provisions of this section shall survive the termination of this Agreement.

         10. The Custodian may at any time resign hereunder by giving written notice of its resignation to the Owner at least twenty (20) business days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Assets hereunder shall be delivered by it to such qualified successor custodian as may be designated in writing by the Owner, whereupon all the Custodian's obligations hereunder shall cease and terminate. If within sixty (60) days following the giving of a notice of resignation by the Custodian, the Custodian does not receive from the Owner a written notice specifying the name of a qualified successor custodian, the Custodian, at its election, may petition a court of competent jurisdiction for the appointment of a qualified successor custodian. The Custodian's sole responsibility thereafter shall be to keep safely all Assets then held by it and to deliver the same to a person

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designated by the Owner or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

            The Owner may remove the Custodian at any time by giving the Custodian at least twenty (20) Business Days' prior written notice. Upon receipt of the identity of the qualified successor custodian as designated by the Owner in writing, the Custodian shall either deliver the Assets then held hereunder to the successor Custodian, less the Custodian's fees, costs and expenses or other obligations owed to the Custodian, or hold such Assets (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon delivery of the Assets to the successor custodian, the Custodian shall have no further duties, responsibilities or obligations hereunder. ]

         11. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

         12. This Agreement may not be assigned or transferred by the Owner. This Agreement shall remain in full force and effect until the earlier to occur of (a) the transfer or release of all of the Assets in accordance with the written instructions of the Owner in respect thereto and (b) the transfer by the Owner of its rights and interests in the Assets. The parties hereto shall not be bound by any modification, amendment, termination, cancellation, recission or supersession of this Agreement unless the same shall be in writing and signed by the Custodian and the Owner.

         13. Any notices or other communications hereunder shall be given at the addresses stated below, by prepaid first class mail, overnight courier, facsimile or electronic mail.

         If to the Owner:

                Tennenbaum Opportunities Fund V, LLC 2951
                28th Street, Suite 1000
                Santa Monica, CA 90405
                Attn: Peyman S. Ardestani
                Fax: 310-899-4950
                Email: p.ardestani@Tennenbaumcapital.com

         If to the Custodian:

                Wells Fargo Bank, National Association
                9062 Old Annapolis Road
                Columbia, Maryland 21045
                Attn: CDO Trust Services-- Tennenbaum Opportunities Fund V, LLC
                Fax: (410) 715-3748
                Email: David.A.Torrini@wellsfargo.com; Nick.Modha@wellsfargo.com

         14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same

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instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         15. The Custodian agrees to reasonably cooperate with the Owner in connection with the negotiation of a successor custodial agreement in standard form for investment companies under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which agreement shall be in form satisfactory to both the Owner and the Custodian. Notwithstanding anything herein to the contrary, the Custodian shall have no responsibility for ensuring or maintaining the Owner's compliance with the Investment Company Act, except to the extent that any such responsibilities are expressly agreed to by the Custodian in a successor custodial agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                   TENNENBAUM OPPORTUNITIES FUND V, LLC


                                   By: /s/ Howard M. Levkowitz
                                      ------------------------------
                                   Name:   Howard M. Levkowitz
                                   Title:  President



                                   WELLS FARGO BANK, NATIONAL ASSOCIATION


                                   By:   /s/ Karen J. Ridgeway
                                      ------------------------------
                                   Name:   Karen J. Ridgeway
                                   Title:  Vice President